Exhibit (h)(45)

AMENDED SCHEDULE A

DATED MAY 1, 2021

TO PARTICIPATION AGREEMENT

DATED NOVEMBER 18, 2020

Schedule A of the Participation Agreement by and among MML Series Investment Fund II on behalf of itself or its separate series listed on Schedule A, severally and not jointly, iShares Trust, iShares U.S. ETF Trust, iShares, Inc., and iShares U.S. ETF Company, Inc., each on behalf of its respective iShares series, severally and not jointly is deleted in its entirety and replaced with Schedule A below.

SCHEDULE A

List of Funds - Investing Funds

MML Blend Fund

MML iShares® 60/40 Allocation Fund

MML iShares® 80/20 Allocation Fund